SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934





Date of Report (Date of earliest event reported)   April 17, 2003


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)


  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 7 pages

Item 9  REGULATION FD DISCLOSURE.


Press Release

     The following is the text of the press release dated April 17, 2003 reporting Transtech Industries, Inc.'s results of operations for the year ended December 31, 2002 and the restatement of earnings for the first three quarters of 2002. This disclosure is made pursuant to the requirements of Item 12 of Form 8-K, and, due to current EDGAR system constrains, has been filed under Item 9 in accordance with interim guidance provided by the Commission.

       TRANSTECH INDUSTRIES, INC. REPORTS RESULTS FOR THE
        YEAR ENDED DECEMBER 31, 2002 AND THE RESTATEMENT
        OF EARNINGS FOR THE FIRST THREE QUARTERS OF 2002


     PISCATAWAY, N.J., April 17, 2003 - Robert V. Silva,
President and Chief Executive Officer of Transtech Industries,
Inc. (OTC BULLETIN BOARD: TRTI) announced the results of operations for the year ended December 31, 2002. The Company's subsidiaries perform environmental services and generate electricity utilizing methane gas as fuel.

     Gross revenues of the environmental services segment for the year ended December 31, 2002 were $1,306,000 versus $1,370,000 for 2001. Revenues for the electricity generation segment for 2002 were $70,000 versus $1,000 for 2001. Deferred repairs to the electricity generation equipment began in May 2002. Net consolidated revenues (after the elimination of inter-company environmental services sales) were $737,000 for 2002 compared to $730,000 for 2001.

     Net cost of operations for the year ended December 31, 2002 and 2001 were $2,782,000 and $1,460,000, respectively. The cost increase was primarily due to charges totaling $950,000 for the write-off of certain receivables, and an increase in professional and legal fees. The remaining cost increase was due primarily to increased equipment repair, insurance and personnel costs.

     Other income for the year ended December 31, 2002 was $8,540,000 versus a net expense of $211,000 for 2001. Other income for 2002 includes $8,626,000 of proceeds received from the Company's settlement of litigation against certain of its excess insurance carriers, discussed below, net of related legal fees and a $100,000 payment made pursuant to a 1998 agreement that became due upon the receipt of such proceeds. Results for 2002 and 2001 include $337,000 and $375,000, respectively, of interest expense accrued on the Company's estimated federal income tax liability discussed below.

     The Company's provision for taxes for the year ended
December 31, 2002 was $2,992,000 versus a credit of $1,356,000 recognized for 2001.

     Net income for the year ended December 31, 2002 was $3,503,000, or $1.18 per share, versus net income of $415,000 or $0.14 per share for 2001.

     During October 2001, the Company settled its claims against certain excess insurance carriers for recovery of past remediation costs. The settlement was consummated in 2002 and resulted in gross proceeds to the Company of $13.0 million. As previously disclosed, the Company agreed that a party to the 1997 settlement of litigation regarding the allocation of remediation expenses may claim against such proceeds in accordance with the terms of the 1997 settlement agreement. The amount that may be due is in dispute, and the amount in dispute, $3.5 million, has been placed in escrow. A portion of the proceeds is also payable to counsel representing the Company in this and other litigation.

     The Company's initial reported results for the quarter ended March 31, 2002 and year-to-date results for the quarters ended June 30 and September 30, 2002 included the funds held in escrow in "other" income based upon calculations prepared on behalf of the Company which indicated that no amounts were due to the party under the terms of the 1997 settlement agreement. Management is still of the opinion that no amounts are due to this party, however, the outcome of the dispute is less certain given the arbitrator's initial interpretations of the agreement.
Therefore, management is now of the opinion that the funds held in escrow should not be reported as income until the dispute has been settled and the funds are released from escrow. The Company will file amendments to the Forms 10-QSB previously submitted for the periods stated above to reflect the exclusion of the escrowed funds and corresponding income tax provision from income. The revised net income and net income per share for the stated periods is provided below.

     In October 2000, the Company concluded its litigation with the Tax Court that it began in 1994. The resulting assessed tax obligations, estimated at $4.5 million as of December 31, 2002, are now due. The Company is pursuing a reduction in the amount due, and a payment plan, for these obligations through the Offer in Compromise procedure. The amount of the Company's funds remaining after an immediate payment of the full tax obligations may be insufficient to satisfy the Company's other contingent obligations and meet its operating expenses as they come due.

     As previously announced, the Company is a defendant in two suits brought by U.S. Environmental Protection Agency ("EPA"). A suit brought in November 2001 alleges the Company is the corporate successor to the former operator at a site, and had continued its operations at the site. EPA is seeking reimbursement of approximately $2.9 million of response costs. A suit brought in May 2002 against the Company and other Potentially Responsible Parties ("PRPs") seeks reimbursement of $4.2 million of response costs and $18.1 million in penalties related to the remediation of the Kin-Buc Landfill. The N.J. Dept. of Environmental Protection ("NJDEP") initiated a similar suit regarding Kin-Buc in September 2002, seeking unspecified un-reimbursed response costs and natural resource damage claims.
The Company has been indemnified against the response cost portion of the Kin-Buc claims pursuant to the aforementioned 1997 litigation settlement. Also in September 2002, EPA issued a notice to the Company and other PRPs seeking contribution to an estimated $7.2 million cleanup plan for a portion of a site in Carlstadt, NJ. The Company had operated at the site for five years ending in 1970, and had settled litigation with certain PRPs regarding the allocation of remediation costs among parties to the suit during 1995.

     Work on the capping plan at the Southern Ocean Landfill in Ocean County, New Jersey was postponed over the winter months, and is expected to begin again in late April 2003. The remaining work must be completed by May 31, 2003 unless extended by NJDEP. The capping plan utilized recycled materials where possible to cover and close a portion of the landfill, and to provide tipping fees to fund certain tasks of the closure. During 2002, the Company has wrote-off $700,000 of the $1,162,000 owed the Company due primarily to insufficient tipping fee revenue.

     The Company continues to face significant short-term and long-term cash requirements for its federal and state income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against non-settling insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

     Presented below are revised consolidated balance sheets as of March 31, 2002, June 30, 2002 and September 30, 2002; revised statements of operations for the quarter ended March 31, 2002 and year-to-date results for the quarters ended June 30 and September 30, 2002;and the consolidated balance sheet and statement of operations for the year ended December 31, 2002.

                   TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES
                              2002
                   CONSOLIDATED BALANCE SHEETS
                           (In $000's)

Assets

                                        Revised
                              Mar.31    Jun.30   Sept.30   Dec.31
Cash and cash equivalents    $   450   $ 6,728   $ 4,270   $3,779
Marketable securities          9,597     2,765     4,760    4,761
Accounts receivable,
  Net of reserves                422       421       618      487
Other current assets             375       480       454      437
Total current assets          10,844    10,394    10,102    9,464
Assets held for sale           1,312     1,312     1,312    1,312
Other assets                      81       153       211      474
  Total assets               $12,237   $11,859   $11,625  $11,250

Liabilities and Stockholders' Equity

Accrued income taxes         $ 6,333   $ 6,200   $ 5,944   $5,874
Accounts payable and other
  current liabilities          1,440     1,397     1,516    1,484
  Total current liabilities    7,773     7,597     7,460    7,358
Accrued remediation and
  closure costs                2,057     2,049     2,048    2,091
Other liabilities                 -         -         28       26
Stockholders' equity           2,407     2,213     2,089    1,775
  Total Liabilities and
    Stockholders' Equity     $12,237   $11,859   $11,625  $11,250

                    TRANSTECH INDUSTRIES,INC.
                       AND SUBSIDIARIES
                              2002
              CONSOLIDATED STATEMENTS OF OPERATIONS
               (In $000's, except per share data)

                        For the Three Months   For the Six Months
                        Ended March 31,2002    Ended June 30,2002
                         Initial   Revised      Initial   Revised
Gross Revenues            $  291     $  291      $  655     $655
Less: Inter-company         (153)      (153)       (285)    (285)
Net Revenues                 138        138         370      370
Cost of operations         1,143      1,143       1,702    1,702
Income (loss) from
  operations              (1,005)    (1,005)     (1,332)  (1,332)
Net proceeds from
  insurance claim         12,108      8,608      12,108    8,608
Other income (expense)       (46)       (46)        (52)     (52)
Income (taxes) credit     (4,459)    (3,396)     (4,325)  (3,262)
Net income (loss)         $6,598     $4,161      $6,399   $3,962

Income (loss) per common share:
  Net income (loss)       $ 2.21     $ 1.40      $ 2.15    $1.33
Number of shares used in
  calculation          2,979,190  2,979,190   2,979,190 2,979,190

                       For the Nine Months     For the Year Ended
                       Ended Sept. 30,2002        December 31,
                       Initial    Revised         2002     2001

Gross Revenues          $1,039     $1,039       $1,376    $1,371
Less: Inter-company       (432)      (432)        (639)     (641)
Net Revenues               607        607          737       730
Cost of operations (a)   2,247      2,247        2,782     1,460
Income (loss) from
  operations            (1,640)    (1,640)      (2,045)     (730)
Net proceeds from
  insurance claim       12,126      8,626        8,626        -
Other income (expense) (b) (58)       (58)         (86)     (211)
Income (taxes) credit   (4,214)    (3,151)      (2,992)    1,356
Net income (loss)       $6,214     $3,777       $3,503    $  415

Income (loss) per common share:
  Net income (loss)     $ 2.09     $ 1.27       $ 1.18     $0.14
Number of shares used in
  calculation        2,979,190  2,979,190    2,979,190  2,943,848

(a) -Cost of operations for 2002 includes a charge of $700,000 for the write-off of certain trade receivables.

(b) Other income (expense) for 2002 and 2001 include charges of $337,000 and $375,000, respectively, for interest expense accrued on the Company's estimated federal income tax liability.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRANSTECH INDUSTRIES, INC.
                              (Registrant)


                              By: /s/ Andrew J. Mayer, Jr.
                                 Andrew J. Mayer, Jr., Vice
                                 President-Finance, Chief
                                 Financial Officer and
                                 Secretary

Dated:  April 17, 2003